                                                                     EXHIBIT 4.3


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         AMENDMENT, dated as of September 11, 2000, between Burnham Pacific Properties, Inc., a Maryland corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent").

         WHEREAS, the parties hereto are parties to a Rights Agreement dated as of June 19, 1999, as amended on August 31, 2000, (the "Agreement"); and

         WHEREAS, the parties hereto desire to amend the Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. DEFINITIONS; REFERENCES. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof," "hereunder," "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

         Section 2. AMENDMENT OF SECTION 1 OF THE AGREEMENT. Section 1(a) of the Agreement is hereby amended and modified by deleting the period at the end of the second paragraph of that section and replacing it with the following:

         ; and PROVIDED FURTHER that (A) none of (i) Westbrook Burnham Holdings and Westbrook Burnham Co-Holdings, (ii) Blackacre SMC Master Holdings,
         (iii) Jay L. Schottenstein, Schottenstein Stores Corporation, Jubilee Limited Partnership, Jubilee Limited Partnership III, Schottenstein Professional Asset Management Corp., Michael Ashner and Susan Ashner (the "Members of the SA Group") and (iv) Morgan Stanley Dean Witter & Co. (the Persons referred to in clauses (i), (ii), (iii) and (iv) above being collectively referred to as the "19.9% Persons") shall be deemed to be an Acquiring Person provided that such 19.9% Person is not the Beneficial Owner of more than 19.9% of the shares of Common Stock of the Company then outstanding, (B) the percentages of 10% set forth in this paragraph shall instead be deemed to be 19.9% with respect to each 19.9% Person, and (C) if any of the 19.9% Persons was a Grandfathered Person on September 10, 2000, the Grandfathered Percentage for such 19.9% Person on such date shall be deemed to be 19.9% for all purposes of this Agreement. For the purposes of making any calculation pursuant to this Agreement, Westbrook Burnham Holdings and Westbrook Burnham Co-Holdings shall each be deemed to Beneficially Own the shares of Common Stock of the Company Beneficially Owned by the other, and each Member of the SA

         Group shall be deemed to Beneficially Own the shares of Common Stock of the Company Beneficially Owned by one or more of the other Members of the SA Group.

         Section 3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within Maryland.

         Section 4. COUNTERPARTS. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This amendment shall become effective when each party shall have executed a counterpart hereof signed by the other party hereto.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest:                        BURNHAM PACIFIC PROPERTIES,
                               INC.


By: /s/ Penny M. Evans           By: /s/ Scott C. Verges
    ------------------------         ---------------------------
    Title: Assistant Secretary       Title: President


Attest:                          FIRST CHICAGO TRUST COMPANY
                                 OF NEW YORK, as Rights Agent


By: /s/ Thomas McDonough         By: /s/ Kevin Laurita
    ------------------------         ---------------------------
    Title: Senior Account Manager    Title: Managing Director